TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT is by and between WAVE WIRELESS CORPORATION, a Delaware Corporation (formerly known as “P-COM, INC.”) (“Tenant”) and LAKEWOOD RANCH PROPERTIES, LLC, a Florida Limited Liability Company (“Landlord”).

RECITALS

WHEREAS, on January 15, 2000, Landlord and Speedcom Wireless Corporation executed a Lease Agreement, whereby Speedcom Wireless Corporation leased from Landlord, an agreed thirty-eight thousand, six hundred forty-four (38,644) square feet of rentable space in a building located at 7020 Professional Parkway East, Sarasota, Sarasota County, Florida; and

WHEREAS, said Lease was modified by an Agreement dated February 13, 2003, which reduced the Lease to the top floor of the building; and,

WHEREAS, said Lease was further modified by an Amendment dated March 27, 2003; and

WHEREAS, Tenant assumed the Lease, as modified, with Landlord pursuant to its Purchase Agreement with Speedcom Wireless Corporation; and,

WHEREAS, Tenant and Landlord wish to terminate the aforesaid Lease, as it currently exists between Landlord and Tenant, pursuant to the terms hereinafter provided.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency are hereby acknowledged, it is agreed as follows:

1. Termination of Lease. The parties agree that the above-described Lease, as amended, shall be terminated upon both of the following items being completed: (1) the full execution of this Agreement, and (2) upon payment of all of the sums due and owing from Tenant to Landlord, under the terms of this Agreement.

2. Vacation of Premises. As part of the terms and conditions of this Agreement, Tenant agrees to vacate the leased property.

3. Attorneys Fees. As part of the terms and conditions of this Agreement, each party shall bear their own attorneys fees and costs. Notwithstanding the foregoing, Tenant acknowledges that pursuant to the terms of its Lease with Landlord, Tenant is responsible for legal fees incurred by Landlord for matters such as assignment of the Lease, modifications to the Lease, etc. To satisfy such obligations in full, the parties have agreed that with the commencement of the full execution of this Agreement, Tenant shall immediately wire to Landlord the agreed-to sum of Ten Thousand Dollars ($10,000.00), which sum represents (a) payment in full for previous legal fees incurred by Landlord on such matters on account of Tenant, in the amount of Five Thousand Dollars ($5,000.00), and (b) an additional Five Thousand Dollar ($5,000.00) amount to satisfy the legal fees which Landlord has/will incur in connection with the negotiation and preparation of this Agreement. The said Ten Thousand Dollar ($10,000.00) cumulative payment must be received by Landlord no later than October 21, 2005.

4. Lease Termination Payments. Tenant agrees that the total sum of Three Hundred Thousand Dollars ($300,000.00), as required under this section, shall be paid in full, no later than one hundred twenty (120) days from the full execution of this Agreement. The payments can be summarized as follows:

Date/Deadline for Payment Minimum Required Payment

(a)	On or before

(b)	October 21, 2005 November 15, 2005	$25,000.00 $150,000.00

(c) Earlier of December 31, 2005,

or the date of receipt of qualified financing	$125,000.00

Notwithstanding anything stated herein to the contrary, once qualified financing has been received by Tenant and a surplus of funds has been provided to Tenant for this purpose, Tenant agrees to promptly satisfy the remaining obligation of Three Hundred Thousand Dollars ($300,000.00), less any previous payments made by Tenant under this section. Tenant agrees to use its best efforts in effectuating said qualified financing.

5. Security Deposit. As part of the terms and conditions of this Agreement, Tenant agrees that Landlord shall be entitled to the Ninety Thousand Dollars ($90,000.00) Security Deposit, and Tenant releases any further claim to said Security Deposit.

6. Default. Should Tenant default under any provision of this Agreement, including but not limited to the deadlines for payment, then this Agreement shall terminate and Landlord shall be entitled to all remedies available to it under the terms of the Lease, as modified, including damages for breach of such Lease, less any payments which Landlord receives under Section 4 of this Termination Agreement. The parties agree that the damages to which Landlord shall be entitled shall be the damages which Landlord is entitled to under its Lease with Tenant, as modified, and Tenant hereby waives any defenses with respect to Landlord’s claim to such damages, except the defense as to the Landlord’s duty to mitigate its damages by re-letting the premises.

7. Termination Terms. Assuming that all of the payments required under this Agreement have been timely made by Tenant, then the parties agree that this Termination Agreement shall effectively terminate the Lease Agreement as it currently exists between Landlord and Tenant and that each party shall release the other from any claim which they may otherwise have against the other, and the Lease Agreement between the parties shall be deemed terminated and neither party shall have any further obligation to the other.

8. Cooperation of Tenant. Tenant, at all times under the terms and conditions of this Agreement, agrees to cooperate with Landlord in providing any necessary information in regards to the turnover of the leased premises to the Landlord, including but not limited to the delivery of keys, etc.

9. Entire Agreement. This Agreement contains all the terms, conditions and covenants entered into by and between the parties hereto, and no modifications hereof shall be valid or binding upon the parties unless in writing and executed with the formalities hereof.

10. Governing Law. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Florida. Venue for any dispute hereunder shall be in Sarasota County, Florida.

11. Prevailing Fees. In the event there is a breach of this Agreement, the prevailing party shall be paid by the non-prevailing party all reasonable attorneys’ fees and costs incurred by the prevailing party, whether for arbitration, negotiation, trial or appeal as a result of such breach.

12. Binding Effect. This Agreement shall be binding upon the heirs, assigns, successors in interest, beneficiaries, estates and personal representatives of the respective parties hereto.

13. Section Headings. The section headings used in this Agreement are for convenience only and do not form part of the terms and conditions of this Agreement.

14. Counterpart. This Agreement may be executed and delivered in any number of counterparts, all of which when executed and delivered shall have the force and effect of an original.

IN WITNESS WHEREOF, the parties have executed this Agreement this      day of      , 2005.

WITNESSES:	WAVE WIRELESS CORPORATION
a Delaware Corporation
(formerly known as “P-COM, INC.”)
(as to P-Com, Inc.)
___________________________	By: ___________________________
Print Name: ______________________________	As its: _________________________________________
“Tenant”
________________________________________
Print Name: ______________________________
WITNESSES:	LAKEWOOD RANCH PROPERTIES, LLC,

(as to Lakewood Ranch Properties, LLC) A Florida Limited Liability Company

___________________________	By: ___________________________
Print Name: ______________________________	As its: _________________________________________
“Landlord”

Print Name:

JAM:jm\5316-11\P-Com
TERMINATION AGREEMENT
Revised: 10.14.2005